As filed with the Securities and Exchange Commission on October 6, 1997
                                                 Registration No. 333-35761
============================================================================


                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549


                              AMENDMENT NO. 1

                                  FORM S-3

          REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                        HOLLINGER INTERNATIONAL INC.
           (Exact name of registrant as specified in its charter)

            Delaware                                    95-3518892
(State or other jurisdiction             (I.R.S. Employer Identification No.)
of incorporation or organization)

                          401 NORTH WABASH AVENUE
                          CHICAGO, ILLINOIS 60611
                               (312) 321-3000

                (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                             Kenneth L. Serota
                      Vice President - Law and Finance
                               and Secretary
                        HOLLINGER INTERNATIONAL INC.
                          401 North Wabash Avenue
                          Chicago, Illinois 60611
                               (312) 321-2299

         (Name, address, including zip code, and telephone number, including area code, of agent for service)


                                  Copy to:

                           William P. Rogers, Jr.
                          Cravath, Swaine & Moore
                             825 Eighth Avenue
                          New York, New York 10019
                               (212) 474-1000

     Approximate date of commencement of proposed sale to public: From time to time after this registration statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        ---------------------------

                 CALCULATION OF ADDITIONAL REGISTRATION FEE

                                                  Proposed       Proposed Maximum
  Title of Each Class of       Amount to Be    Maximum Offering       Aggregate               Amount of
Securities to Be Registered    Registered(1)   Price per Share   Offering Price(2)      Registration Fee(2)

Class A Common Stock, par       34,899,639            N/A           $458,232,265               $138,858
value $.01 per share......
==========================     =============   ================  =================  ======================

(1) The number of shares is based upon the maximum number shares that may be issued upon the exercise of the retraction right and exchange rights provided under the Retractable Shares and the Series I and Series II Preference Shares. This registration statement also registers such indefinite number of additional shares, if any, as may be issued upon the exercise of the Retraction Right or Exchange Right provided under the Series I and Series II Preference Shares.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c). Computed on the basis of the market price of the Class A Common Stock.

     The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

==============================================================================

                          HOLLINGER INTERNATIONAL INC.


                              CLASS A COMMON STOCK
                           (PAR VALUE $.01 PER SHARE)
                          ---------------------------


     This prospectus covers the exchange by Hollinger Inc., a Canadian Company ("Hollinger Inc.") of shares of Class A Common Stock, par value $.01 per share (the "Class A Common Stock"), of its subsidiary Hollinger International Inc. (the "Company") upon the exercise by holders of the Retractable Shares and Series I and Series II Exchangeable Non-Voting
Preference Shares (the "Series I and Series II Preference Shares") of Hollinger Inc. of the retraction rights provided under these securities. See "Plan of Distribution". The Company will not receive any proceeds from the exchange of the Class A Common Stock covered by this prospectus.

     The Class A Common Stock is listed on the New York Stock Exchange (the "NYSE") and traded under the symbol "HLR." The last sale price of the Class A Common Stock as reported on the NYSE Composite Tape on October 3, 1997 was $13.88 per share.

                          ---------------------------
               SEE "RISK FACTORS" BEGINNING ON PAGE 3 OR CERTAIN
                  CONSIDERATIONS RELEVANT TO AN INVESTMENT IN
                           THE CLASS A COMMON STOCK.
                          ---------------------------


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
OFFENSE.


      As described herein, the number of shares of Class A Common Stock, if any, to be exchanged for each Retractable Share or Series I or Series II Preference Shares surrendered will be determined based on the applicable Retraction Price and the Current Class A Market Price in effect at such time see "Plan of Distribution."

                          ---------------------------

                 The date of this Prospectus is October 6, 1997

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files periodic reports, proxy solicitation materials and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy solicitation materials and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at Seven World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the Commission's Web site is http://www.sec.gov. The Class A Common Stock is listed on the NYSE. Such reports, proxy solicitation materials and other information can also be inspected and copied at the NYSE at 20 Broad Street, New York, New York 10005.

     The Company has filed with the Commission a registration statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act with respect to the offering made hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which are omitted in accordance with the rules and regulations of the Commission. Such additional information may be obtained from the
Commission's principal office in Washington, D.C. as set forth above. For further information, reference is hereby made to the Registration Statement, including the exhibits filed as a part thereof or otherwise incorporated herein. Statements made in this Prospectus as to the contents of any documents referred to are not necessarily complete, and in each instance reference is made to such exhibit for a more complete description and each such statement is modified in its entirety by such reference.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Commission (File No. 0-24004) pursuant to the Exchange Act are incorporated herein by reference:

     1. the Company's Annual Report on Form 10-K for the year ended December 31, 1996;

     2. the Company's Quarterly Report on Form 10-Q for the quarters ended March 31, 1997 and June 30, 1997;

     3. the Company's Current Reports on Form 8-K dated May 5, 1997; and July 14, 1997; and

     4. the description of the Class A Common Stock contained in the Company's Registration Statement on Form 8-A dated May 2, 1994, as the same may be amended from time to time.

     All  reports  and other  documents  filed by the  Company  pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering made by this Prospectus shall be deemed to be incorporated by reference herein. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents that are incorporated herein by reference, other than exhibits to such information (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to Hollinger International Inc., 401 North Wabash Avenue, Chicago, Illinois 60611, Attention: Secretary, telephone number
(312) 321-2299.

                                  THE COMPANY

     The Company, through subsidiaries and affiliated companies, is a leading publisher of English-language newspapers in the United States, the United Kingdom, Australia, Canada and Israel. Included among the paid daily newspapers which the Company owns or has an interest are the Chicago Sun-Times and The Daily Telegraph. In addition, the Company owns or has an interest in several hundred non-daily newspapers as well as magazines and other publications principally in small and medium sized communities in the United States. The Company's strategy is to achieve growth through acquisitions and improvements in the cash flow and profitability of its newspapers, principally through cost reductions.

     The Company was incorporated in the State of Delaware on December 28, 1990 and is the successor to a business that was formed through acquisitions in 1986. Its executive offices are located at 401 North Wabash Avenue, Chicago, Illinois 60611, telephone number (312) 321-3000. References herein to the "Company" refer to Hollinger International Inc. and its subsidiaries, unless the context requires otherwise.


                                  RISK FACTORS

     Prospective investors should carefully consider the following factors relating to the business of the Company, together with the other factors, information and financial data included or incorporated by reference in this Prospectus, before acquiring any of the shares of Class A Common Stock offered hereby.

International Holding Company Structure

     The Company is an international holding company and its assets consist solely of investments in its subsidiaries and affiliated companies. As a result, the Company's ability to meet its future financial obligations is dependent upon the availability of cash flows from its United States and foreign subsidiaries and affiliated companies (subject to applicable withholding taxes) through dividends, intercompany advances, management fees and other payments. Similarly, the Company's ability to pay dividends on its Common Stock, its preferred stock or its Preferred Redeemable Increased Dividend Equity Security PRIDES(SM) ("PRIDES") will be limited as a result of its dependence upon the distribution of earnings of its subsidiaries and affiliated companies. The Company's subsidiaries and affiliated companies are under no obligation to pay dividends and, in the case of Hollinger International Publishing Inc., a Delaware corporation and a wholly owned subsidiary of the Company through which the Company holds all the shares of its other subsidiaries ("Publishing"), and its principal United States and foreign subsidiaries, are subject to statutory restrictions and restrictions in debt agreements that may limit their ability to pay dividends. Substantially all of the shares of the subsidiaries of the Company have been pledged to lenders of the Company. The Company's right to participate in the distribution of assets of any subsidiary or affiliated company upon its liquidation or reorganization will be subject to the prior claims of the creditors of such subsidiary or affiliated company, including trade creditors, except to the extent that the Company may itself be a creditor with recognized claims against such subsidiary or affiliated company.

Risks Inherent in Growth Strategy

     The Company's strategy is to achieve growth through acquisitions and improvements in the cash flow and profitability of its newspapers, principally through cost reductions. The Company's growth strategy presents risks inherent in assessing the value, strengths and weaknesses of acquisition opportunities, in evaluating the costs of new growth opportunities at existing operations and in managing the numerous publications it has acquired and improving their operating efficiency. While the Company believes that there are significant numbers of potential acquisition candidates, the Company is unable to predict the number or timing of future acquisition opportunities or whether any such opportunities will meet the Company's acquisition criteria or, if such acquisitions occur, whether the Company will be able to achieve improved operating efficiencies or enhanced profitability. Accordingly, there can be no assurance that the Company will continue to experience the rate of growth that it has had in the past. In addition, the Company's acquisition strategy is largely dependent on the Company's ability to obtain additional debt or other financing on acceptable terms.

Newspaper Industry Competition

     Revenues in the newspaper industry are dependant primarily upon advertising revenues and paid circulation. Competition for advertising and circulation revenues comes from local and regional newspapers, radio, broadcast and cable television, direct mail, and other communications and advertising media that operate in the Company's markets. The extent and nature of such competition is, in large part, determined by the location and demographics of the markets and the number of media alternatives in those markets. Some of the Company's competitors are larger and have greater financial resources than the Company. For example, in the Chicago metropolitan area, the Chicago Sun-Times competes with a large established metropolitan daily and Sunday newspaper that is the fifth largest metropolitan daily and Sunday newspaper in the United States such competition is often intense. In the United Kingdom, The Daily Telegraph competes with other national newspapers, principally The Times, which over the past several years has from time to time substantially reduced its cover price in an effort to increase its circulation. The Daily Telegraph has met this competition and has from time to time engaged in its own price reduction or promotional initiatives. These competitive activities can and have from time to time had an adverse effect on revenues and operating costs.

Cyclicality of Revenues

     Advertising and, to a lesser extent, circulation revenues of the Company, as well as those of the newspaper industry in general, are cyclical and dependent upon general economic conditions. Historically, increases in advertising revenues have corresponded with economic recoveries while decreases, as well as changes in the mix of advertising, have corresponded with general economic downturns and regional and local economic recessions. The Company believes, however, that the geographic diversity of its global operations may mitigate, to some degree, the effects of an economic downturn in any particular market served by the Company.

Newsprint Costs

     Newsprint represents the single largest raw material expense of the Company's newspapers throughout the world and is one of its most significant operating costs. Newsprint costs are cyclical and vary widely period to period. For example, Newsprint cost increased approximately 40% per metric ton in 1995 on an industry-wide basis, and the average cost per metric ton of newsprint was substantially higher in the first half of 1996 than in the first half of 1995. However, Newsprint costs decreased significantly in the second half of 1996 and have continued to decline through the second quarter of 1997. Although the Company has implemented measures in an attempt to offset a rise in newsprint prices, such as reducing page width and managing its return policy, price increases have had an adverse effect on the Company's results of operations. The Company has no effective ability to use long term fixed price newsprint supply contracts to hedge its exposure to price fluctuations.

Foreign Operations and Currency Exchange Rates

     Operations outside of the United States accounted for approximately 67% of the Company's operating revenues and approximately 50% of the Company's operating income for the year ended December 31, 1996. In general, the Company does not hedge against foreign currency exchange rate risks. As a result, the Company may experience economic loss and a negative impact on earnings with respect to its investments and on dividends from its foreign subsidiaries, solely as a result of currency exchange rate fluctuations.

Control by Hollinger Inc.

         The Company has outstanding two classes of common stock, Class A Common Stock and Class B Common Stock, par value $.01 per shares (the "Class B Common Shares" and collectively the "Common Stock"). Hollinger Inc. owns approximately 59.8% of the Common Stock of the Company and approximately 84.3% of the combined voting power of the outstanding Common Stock (without giving effect to the issuance of shares of Class A Common
Stock upon conversion of preferred stock including the PRIDES or the exchange of the Non-Voting Special Shares) and 50.5% and 77.1%, respectively, upon the issuance of up to approximately 20,700,000 Shares of Class A Common Stock in connection with the PRIDES and upon exchange of all the Non-Voting Special Shares (without giving effect to the issuance of Shares of Class A Common Stock upon conversion of any other outstanding series of preferred stock.)

     As a result, Hollinger Inc. is in a position to control the outcome of substantially all actions requiring stockholder approval, including the election of the entire Board of Directors. The retention by Hollinger Inc.
of securities representing more than 50% of the voting power of the Company's outstanding Common Stock will preclude any acquisition of control of the Company not favored by Hollinger Inc. Subject to the fiduciary responsibilities of the directors of the Company to all stockholders and
the  terms  of  agreements  defining  the  ongoing   relationships  between
Hollinger Inc. and the Company, Hollinger Inc., through its ability to control the outcome of any election of directors, will continue to be able to direct management policy, strategic direction and financial decisions of the Company. Hollinger Inc. is effectively controlled by Mr. Conrad M. Black, Chairman of the Board and Chief Executive Officer of Hollinger Inc. and the Company, through his direct and indirect ownership and control of Hollinger Inc.'s securities. Mr. Black has advised the Company that Hollinger Inc. does not presently intend to reduce its voting power in the Company's outstanding Common Stock to less than 50%. Furthermore, Mr. Black has advised the Company that he does not presently intend to reduce his voting control over Hollinger Inc. such that a third party would be able to exercise effective control over it.

     The Class A Common Stock held by Hollinger Inc. is pledged to certain lenders of Hollinger Inc. In addition, the stock of certain subsidiaries of the Company have been pledged to secure borrowings by the Company's subsidiaries. A default by any of such borrower under their outstanding debt instruments would entitle the lenders thereunder to foreclose on shares of Class A Common Stock or Subsidiary Stock pledged to such lenders. Any such foreclose sale could result in (i) a change in control of the company or one or more of its principal subsidiaries, (ii) a default under or acceleration of other debts instruments, or both.

Dividend Policy

     The Company has paid quarterly dividends on its Common Stock since the third quarter of 1994. The quarterly dividend was previously $0.025 per share of Common Stock and was increased to $0.10 per share of Common Stock in the first quarter of 1996. As an international holding company, the Company's ability to declare and pay dividends in the future with respect to its Common Stock will be dependent, among other factors, upon its results of operations, financial condition and cash requirements, the ability of its United States and foreign subsidiaries to pay dividends and make other payments to the Company under applicable law and subject to restrictions contained in existing and future loan agreements, the prior payment of dividends to holders of outstanding preferred stock, including the PRIDES, the preference share terms and other financing obligations to third parties relating to such United States or foreign subsidiaries or the Company, as well as foreign and United States tax liabilities with respect to dividends and other payments from those entities. See "International Holding Company Structure," "Restrictions in Debt Agreements" and "Other Restrictive Agreements" above.

Potential Conflicts of Interest

     The Company and Hollinger Inc. have entered into agreements for the purpose of defining their ongoing relationships, including a Services Agreement and a Business Opportunities Agreement. These agreements were developed in the context of a parent-subsidiary relationship and, therefore, were not the result of arms-length negotiations between independent parties.

     Services Agreement. The Services Agreement governs the provision by Hollinger Inc. of certain advisory, consultative, procurement and administrative services to the Company. The Services Agreement also contemplates that the Company may provide services to Hollinger Inc. The services to be provided pursuant to the Services Agreement include, among other things, strategic advice and planning and financial services (including advice and assistance with respect to acquisitions); assistance in operational matters; participation in group insurance programs; and guarantees of indebtedness of the Company or other forms of credit enhancements. The party receiving the services will reimburse the party rendering the services for its allocable costs in providing those services, as determined by the provider thereof or, in the case of a guarantee, for an amount equal to the cost to the party of obtaining a bank letter of credit in the amount of such guarantee. The party allocating its costs will consider the salaries or other compensation payable to directors, officers and employees actually providing services, out-of-pocket costs, the cost of obtaining substantially equivalent services from a third party and other factors as may be deemed appropriate. The Services Agreement will be in effect for so long as Hollinger Inc. holds at least 50% of the voting power of the Company, subject to termination by either party under certain specified circumstances. Payments made pursuant to the Services Agreement are subject to the review and approval of the Audit Committee of the Board of Directors of the Company.

     In addition, Hollinger Inc. and The Telegraph are parties to a separate services agreement under which The Telegraph bears two-thirds of the cost of the office of the Chairman incurred by Hollinger Inc. as long as Mr. Black remains Chairman of the Board of The Telegraph, and requires that other services will be provided at cost, including the arrangement of insurance, assistance in the arrangement of financing and assistance and advice on acquisitions, dispositions and joint venture arrangements. Hollinger Inc. has assigned its rights and obligations under The Telegraph services agreement to the Company and Publishing on May 9, 1996 with the consent of The Telegraph.

     Business Opportunities. The Business Opportunities Agreement provides that the Company will be Hollinger Inc.'s principal vehicle for engaging in and effecting acquisitions in newspaper businesses and in related media businesses in the United States, Israel and, through The Telegraph, the European Community, Australia and New Zealand (the "Telegraph Territory"). Hollinger Inc. has reserved to itself the ability to pursue newspaper and all media acquisition opportunities outside the United States, Israel and the Telegraph Territory, and media acquisition opportunities unrelated to the newspaper business in the United States, Israel and the Telegraph Territory, except that the Company is permitted to increase its indirect investment in Southam. The Business Opportunities Agreement does not restrict newspaper companies in which Hollinger Inc. has a minority investment from acquiring newspaper or media businesses in the United States, Israel or the Telegraph Territory, nor does it restrict subsidiaries of Hollinger Inc. from acquiring up to 20% interests in publicly held newspaper businesses in the United States. The Business Opportunities Agreement will be in effect for so long as Hollinger Inc. holds at least 50% of the voting power of the Company, subject to termination by either party under specified circumstances. Hollinger Inc., with consent of the Company, assigned its rights and obligations under the Business Opportunities Agreement to a wholly owned subsidiary on September 22, 1997.


                                USE OF PROCEEDS

     The Company will not receive any proceeds from the exercise by holders of Retractable Shares or Series I and II Preference Shares of their retraction rights. All shares of Class A Common Stock delivered pursuant to the terms of the Retractable Shares and the Series I and II Preference Shares are owned directly or indirectly through subsidiaries by Hollinger Inc.

                              SELLING SHAREHOLDER

     The following table sets forth certain information with respect to the beneficial ownership by Hollinger Inc. of the Class A Common Stock, and the Class B Common Stock as of October 6, 1997.


                  Class A Common                         Class B Common
                     Stock(1)                               Stock(2)               Post Offerings
                               Percent                                                 Percent

Name of Beneficial    Number of    Prior to       After       Voting         Number of Shares        Voting        Ownership
       Owner           Shares      Offering      Offering      Power                                 Power         of Common
                                                             Prior to                                                Stock
                                                             Offering


  Hollinger Inc.      36,817,799     59.8%         3.1%        84.2%            14,990,000            68.5%          19.5%

-------

(1) Does not give effect to the issuance of the shares of Class A Common Stock which may be issued upon conversion of the PRIDES or the exchange of the Non-Voting HCPH Special Shares.

(2) Class B Common Stock is supermajority voting stock.


                              PLAN OF DISTRIBUTION

     On July 30, 1997, Hollinger Inc. announced that it would undertake an initiative to enable its shareholders to exchange their common shares (the "HI Common Shares") for an interest in the Company or to have their investment in Hollinger Inc. more directly aligned with the Class A Common Stock of the Company. This initiative involves (i) the payment of a stock dividend consisting of 30 Retractable Shares for each HI Common Share outstanding and (ii) a substantial issuer bid (the "Issuer Bid") in which Hollinger Inc. will offer the Series I and Series II Preference shares in exchange for up to 80% of the outstanding HI Common Shares and Retractable Shares held by shareholders other than Mr. Black and his Affiliates.

     The stock dividend was paid to all shareholders of record of Hollinger Inc. common shares on September 12, 1997. Since that time, the HI Common Shares and Retractable Shares have traded as equity units (the "Equity Units"), each of which consists of one HI Common Share and 30 Retractable Shares. Pursuant to the Issuer Bid, Hollinger Inc. will offer to exchange the Series I and Series II Preference Shares for up to 80% of the publicly held outstanding Equity Units. The Issuer Bid will be made by way of an Issuer Bid Circular. Upon the terms and conditions described below, Hollinger Inc. will have the option to deliver shares of Class A Common stock of the Company upon the exercise by holders of their retraction rights under these newly issued securities.

Retractable Shares

     The Retractable Shares are retractable from time to time on or after October 6, 1997 at the option of the holders for an amount (the "Retraction Price", as defined below) computed by reference to the underlying assets of Hollinger Inc. (being principally its interest in the Company) less provisions for relevant taxes, liabilities and contingencies. Hollinger Inc. shall pay all or any portion of the Retraction Price of Retractable Shares to be redeemed on any date which a holder duly tenders the Retractable Shares ("Retraction Date") by delivering to the holders thereof
(x) a certificate representing that number of Class A Common Stock equal to the number obtained by dividing the Retraction Price of the Retractable Shares to be so paid by the Current Class A Market Price (as defined below) on the Retraction Date or (y) at the option of Hollinger Inc., a check for the Retraction Price of such Retractable Share. In lieu of delivering a fraction of a share of Class A Common Stock pursuant to the Share Payment Right, Hollinger Inc. will make a cash payment in Canadian dollars equal to the amount obtained by multiplying such fraction by the Current Market Price of a share of Class A Common Stock.

     The  "Retraction  Price"  determined  on any  date  will be 90% of the
(a)"Current Value" of Hollinger Inc., calculated as the excess of the fair market value of the assets of Hollinger Inc. over its liabilities, liquidation entitlements for preference shares other than the Retractable Shares and relevant taxes, all as determined by the Board of Directors or a committee thereof (the "Board"), divided by (b) the total number of Retractable Shares and HI Common Shares outstanding on the determination date. The Board shall determine the Retraction Price as of the end of each fiscal quarter and as soon as practical thereafter it shall give notice (a "Retraction Price Notice") thereof in the same manner in which dividend notices are required to be given by law or any stock exchange on which the Retractable Shares (or units comprised in part of Retractable Shares) are listed for trading from time to time.

     The Retraction Price shall be in effect for all retractions subsequent to the date on which the Retraction Price Notice is given. Notwithstanding the foregoing, the Board shall have the absolute discretion to change the Retraction Price at any time fluctuating in the trading price of publicly traded securities owned by Hollinger Inc. cause a change of more than 10% in the Current Value. To effect such a change, the Retraction Price shall be determined as of such date selected by the Board and shall become effective as of the next Business Day following the date on which a press release is issued by Hollinger Inc. setting out the new Retraction Price or such later date as specified in such press release. Hollinger Inc. shall set out in any Retraction Price Notice the number and designation of publicly-traded securities owned by it (other than Class A Common Stock) if fluctuations in the trading price thereof during a fiscal quarter of Hollinger Inc. could reasonable be expected to cause a change of more than 10% in the Current Value during the fiscal quarter.

Series I and Series II Preference Shares

     Holder's Retraction Right during Initial Period. At any time during the applicable Initial Period (as defined below) a holder of Series I and Series II Preference Shares shall be entitled to require Hollinger Inc. to redeem all or any of his Series I and Series II Preference Shares for that number of shares of Class A Common Stock for each Series I and Series II Preference Share to be redeemed equal to (a) the applicable Initial
Retraction Price (as defined below) divided by (b) the Current Class A Market Price on the Retraction Date. If the Board of Directors of Hollinger Inc. elects to fix as the Initial Period Expiry Date (as defined below) for a series a date earlier than May 6, 1998 (for Series I Preference Shares) or November 8, 1999 (for Series II Preference Shares), Hollinger Inc. will issue a press release at least three Business Days prior to such initial Expiry Date setting out the Determination Date, the Initial Period Expiry Date and the Exchange Number (as defined below) as of the Initial Period Expiry Date. The "Initial Retraction Price" for each Series I and Series II Preference Share is the aggregate of Cdn.$3.50 and Cdn.$8.50, respectively, and accrued and unpaid dividends per share.

     As described below, the right of a holder to receive Class A Common Stock in payment of the Initial Retraction Price is subject to the right of Hollinger Inc. to redeem the holder's shares for cash. See "Hollinger Inc.'s Redemption Right on Receipt of Retraction Notes".

     Holder's Retraction Right after the Initial Period. At any time after the applicable Initial Period a holder of Series I or Series II Preference Shares shall be entitled to require Hollinger Inc. to redeem all or any of his Series I or Series II Preference Shares for that number of shares of Class A Common Stock for each Series I and Series II Preference Share to be redeemed equal to (i) the Exchange Number on the Retraction Date and (ii) the quotient obtained when the Dividend Amount, if any, as of the date of transfer of such shares of Class A Common Stock is divided by the Current Class A Market Price on such date. As described below the foregoing retraction right is subject to Hollinger Inc.'s right to redeem the holder's shares for cash, see "Hollinger Inc.'s Redemption Right on Receipt of Retraction Notice."

     Hollinger Inc's Redemption Right at end of Initial Period. On the 30th day after the Initial Period Expiry Date (the "Redemption Date") Hollinger Inc. may, upon giving notice, redeem all or any part of the then outstanding Series I or Series II Preference Shares, respectively, on payment for each share to be redeemed of $4.00 per Series I Preference Share and $10.00 per Series II Preference Share together with an amount equal to all dividends accrued and unpaid thereon up to the Redemption Date (the whole constituting and being herein referred to as the "Redemption Price"). Hollinger Inc. shall at least three Business Days prior to the Initial Period Expiry Date issue a press release and no later than 30 days before the Redemption Date send by prepaid first-class mail or deliver to each person who at the date of mailing or delivery is a holder of Series I or Series II Preference Shares to be redeemed a notice in writing of the intention of Hollinger to redeem such Series I or Series II Preference Shares.

     Hollinger Inc.'s Redemption Right on Receipt of Retraction Notice. On receipt of a retraction notice in respect of Series I or Series II Preference Shares, Hollinger Inc. shall be entitled to redeem all or any part of such Series I or Series II Preference Shares for a cash payment equal to the Initial Retraction Price or Exchange Price (as defined below), as applicable, in lieu of redeeming them. Hollinger Inc. shall exercise this redemption right by sending, delivering or causing to be sent or delivered to or to the order of the registered holder of Series I or Series II Preference Shares to be redeemed not later than five days after the Retraction Date a notice that Hollinger Inc. will exercise this redemption right in respect of a specified number of shares and not later than 14 days after the Retraction Date a cheque payable at any branch of its bankers for the Initial Retraction Price or Exchange Price, as applicable, of such shares.

     Hollinger Inc. shall exercise this redemption right so that, subject to rules applicable to fractional shares, all holders of Series I or Series II Preference Shares to be redeemed on any date shall receive the same portion of the Initial Retraction Price or Exchange Price, as applicable, in the form of shares of Class A Common Stock and cash.


     Certain Conditions to the Delivery of Class A Common Stock. Hollinger Inc. is required to satisfy the following conditions in respect of shares of Class A Common Stock delivered on redemption of Series I or Series II Preference
Shares:

     (a) the qualification of the shares of Class A Common Stock by the filing of a prospectus and obtaining a final receipt therefor from the securities regulatory authorities in each of the provinces of Canada in which the distribution of such shares of Class A Common Stock occurs, unless there exists an applicable exemption to qualification thereunder that allows such shares of Class A Common Stock (other than those issued to a person who is in a position by himself or in combination with others to materially affect control of Hollinger Inc.) to be immediately traded free or resale restrictions under applicable securities legislation;

     (b) the effectiveness of a registration statement under the U.S. Securities Act of 1933 ("U.S. Securities Act") with respect to the delivery of such shares of Class A Common Stock pursuant to the terms of the Series I and Series II Preference Shares, unless an exemption from the registration requirements of the U.S. Securities Act is available which would allow such shares of Class A Common Stock to be immediately traded free of resale restrictions; and

     (c) the listing of such shares of Class A Common Stock on each stock exchange on which the shares of Class A Common Stock are then listed.

     Adjustment Provisions. The terms of the Series I and Series II Preference Shares contain provisions which provide for the adjustment of the applicable Exchange Number and any other affected rights of holders of Series I and Series II Preference Shares in certain events including the subdivision (including by means of a stock dividend which the Board of Directors of Hollinger Inc. determines to treat as a subdivision) or consolidation of the shares of Class A Common Stock, the reclassification of the Class A Common Stock or a consolidation, amalgamation, arrangement or merger of the Company or a transfer of the undertaking or assets of the Company. Adjustments will be made successively but no adjustment will be required unless such adjustment would result in a change of at least 1%

Certain Definitions

     "Business Day" means a day other than Saturday, Sunday or any other day that is treated as a statutory holiday in the jurisdiction in which Hollinger Inc.'s registered office is located.

     "Canadian Dollar Equivalent" means in respect of an amount expressed in a non-Canadian currency (the "Foreign Currency Amount") at any date the product obtained by multiplying (a) the Foreign Currency Amount by (b) the exchange rate for such foreign currency in effect at 12 o'clock noon (eastern time) on such date as posted by Canadian Imperial Bank of Commerce or such other exchange rate on such date for such foreign currency as may be deemed by the Board of Directors of Hollinger Inc. to be appropriate for such purpose.

     "Current Class A Market Price" means in respect of a share of Class A Common Stock on any date, the Canadian Dollar Equivalent of the per share closing price (or if no closing price is recorded, the average of the bid and the ask prices) of shares of Class A Common Stock on the last full trading day preceding such date as such price is reported on the NYSE Composite Transactions Tape, or if the shares of Class A Common Stock are not listed on the NYSE, such other national, regional or provincial securities exchange or automated quotation system upon which the shares of Class A Common Stock are listed or quoted, as the case may be, as may be selected by the Board of Directors of Hollinger Inc. for such purpose; provided, however, that if in the opinion of the Board of Directors of Hollinger Inc. the public distribution or trading activity of Class A Common Stock is inadequate to create a market that reflects the fair market value of a share of Class A Common Stock, then the Current Class A Market Price shall be determined by the Board of Directors of Hollinger Inc. based upon the advice of such qualified independent financial advisors as the Board of Directors of Hollinger Inc. may deem to be appropriate, and provided further that any such selection, opinion or determination by the Board of Directors of Hollinger Inc. shall be conclusive and binding.

     "Determination Date" for each of the Series I and Series II Preference Shares means the fifth Business Day prior to the Initial Period Expiry Date of the series.

     "Dividend Amount" means, as at any date, in respect of a Series I or Series II Preference Share an amount equal to the full amount of all dividends and distributions declared and unpaid on each such share and all dividends and distributions declared on a share of Class A Common Stock in respect of which a dividend has not been declared on each such share in accordance with the terms thereof, in each case with a record date prior to such date.

     "Exchange Price" means an amount per Series I or Series II Preference Share surrendered for retraction equal to (i) the Current Class A Market Price on the Retraction Date of the applicable Exchange Number of shares of Class A Common Stock plus (ii) the Dividend Amount, if any, on the Retraction Date.

     "Exchange Number" means, subject to adjustment from time to time, the result obtained when Cdn.$4.00 in the case of Series I Preference Shares and Cdn.$10.00 in the case of Series II Preference Shares is divided by (i) if the Initial Period Expiry Date is May 6, 1998 (in the case of Series I Preference Shares) or November 8, 1999 (in the case of Series II Preference Shares), the weighted average trading price of the Class A Common Stock on the NYSE for 20 consecutive trading days (whether or not shares of Class A Common Stock traded on such day) ending on (and including) the applicable Determination Date or (ii) if the Initial Period Expiry Date is prior to May 6, 1998 (in the case of Series I Preference Shares) or November 8, 1999 (in the case of Series II Preference Shares), the lesser of (A) the weighted average trading price of the shares of Class A Common Stock on the NYSE for 20 consecutive trading days (whether or not shares of Class A Common Stock traded on such day) ending on (and including) the applicable Determination Date and (B) the weighted average trading price of the shares of Class A Common Stock on the Determination Date, provided that if the shares of Class A Common Stock is not listed on the NYSE on the relevant date(s), the weighted average trading prices referred to above shall be calculated using trading prices on any stock exchange on which such shares are listed as the Board of Directors of Hollinger Inc. may select for this purpose; or if such shares are not listed on any stock exchange, in such over-the-counter market as the Board of Directors of Hollinger Inc. may select for such purpose.

     "Initial Period" for each of the Series I and Series II Preference Shares means the period from the date of issue of such shares to and including the Initial Period Expiry Date of the series provided that if Hollinger Inc. exercises its redemption right described under "Hollinger Inc.'s Redemption Right at end of Initial Period" the Initial Period shall extend to and include the Redemption Date.

     "Initial Period Expiry Date" means May 6, 1998 in the case of Series I Preference Shares and November 8, 1999 in the case of Series II Preference Shares unless in either case the Board of Directors of Hollinger Inc. elects to select an earlier date in which case the Initial Period Expiry Date shall be such earlier date.


      CERTAIN UNITED STATES FEDERAL TAX CONSEQUENCES TO HOLDERS OF CLASS A
                                  COMMON STOCK

Tax Consequences of Retraction to U. S. Holders of Retractable Shares and Series I and Series II Preference Shares

         It is anticipated that a United States Holder (any Holder subject to United States tax on a net income basis) of Retractable Shares will recognize gain or loss on the retraction of the Retractable Shares in exchange for either cash or Class A Common Stock, and on the exchange of Series I or II Preference Shares for cash. Such gain or loss will be equal to the difference between the fair market value of the Class A Common Stock at the time of the exchange, or, if applicable, the amount of cash received in the exchange, and the United States Holder's tax basis in the Retractable Shares or the Series I or II Preference Shares. The gain or loss will be capital gain or loss, except that, with respect to any declared but unpaid dividends on the Retractable Shares or Series I or II Preference Shares, ordinary income may be recognized by the holder thereof. Capital gain or loss will be long-term capital gain or loss if the Retractable Shares or Series I or II Preference Shares have been held for more than one year at the time of the exchange. The United States Holder will take as its tax basis in any Class A Common Stock received the fair market value of the Class A Common Shares at the time of the exchange. The holding period of the Class A Common Stock received by the United States Holder in the exchange will begin on the day after the United States Holder receives the Class A Common Shares.

         It is unclear whether the retraction of the Series I and II Preference Shares in exchange for Class A Common Stock will constitute a taxable exchange of such shares for U.S. federal income tax purposes. If such retraction does constitute such a taxable exchange, the U.S. federal income tax consequences to a United States Holder will be determined as discussed in the immediately preceding paragraph.

         For U.S. federal income tax purposes, gain realized on the retraction of Retractable Shares or Series I or II Preference Shares generally will be treated as U.S. source gain, except that, under the terms of the Canada-United States Income Tax Convention, such gain may be treated as sourced in Canada. Any Canadian tax imposed on the exchange will be available as a credit against U.S. federal income taxes, subject to applicable limitations. A United States Holder that is ineligible for a foreign tax credit with respect to any Canadian tax paid may be entitled to a deduction therefor in computing United States taxable income.

Tax Consequences of Ownership and Disposition of Class A Common Stock to Non-United States Holders

     The following is a general discussion of certain United States federal income and estate tax consequences of the purchase, ownership and disposition of Class A Common Stock by a holder that, for United States federal tax purposes, is not a "United States person" (a "Non-United States Holder"). For purposes of this discussion, a "United States person" means any person or entity which is (a) a citizen or resident of the United States, (b) a corporation created or organized in or under the laws of the United States or of any political subdivision thereof or (c) an estate or Trust that is subject to United States federal taxation on its income regardless of its source. This summary does not address all United States federal income and estate tax considerations that may be relevant to a Non-United States Holder in light of its particular circumstances or to certain Non-United States Holders that may be subject to special treatment under United States federal tax laws (i.e., insurance companies, tax-exempt organizations, financial institutions or broker-dealers). Furthermore, this summary does not discuss any aspects of foreign, state or local taxation. This summary is based on current provisions of the Internal Revenue Code, existing, temporary and proposed United States Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all of which are subject to change, possibly with retroactive effect. Each prospective Non-United States Holder is advised to consult its tax advisor with respect to the tax consequences of purchasing, owning and disposing of Class A Common Stock.

     Dividends

     Dividends paid to a Non-United States Holder will generally be subject to withholding of United States Federal income tax at the rate of 30% unless the dividend is effectively connected with the conduct of a trade or business within the United States by the Non-United States Holder, in which case the dividend will be subject to the United States Federal income tax on net income that applies to United States persons (and, with respect to corporate holders and under certain circumstances, a 30% branch profits tax). Non-United States Holders should consult any applicable income tax treaties, which may provide for reduced withholding or other rules different from those described above. A Non-United States Holder may be required to satisfy certain certification requirements in order to claim treaty benefits or to otherwise claim a reduction of or exemption from withholding under the foregoing rules.

     Under current United States treasury regulations, dividends paid to an address outside the United States are presumed to be paid to a resident of such country for purposes if the withholding discussed above (unless the payer has knowledge to the contrary), and, under the current interpretation of United States Treasury regulations, for purposes of determining the applicability of a tax treaty rate. Under recently proposed United States Treasury regulations (the "Proposed Regulations"), not currently in effect, however, a Non-United States Holder of Class A Common Stock who wishes to claim the benefit of an applicable treaty rate would be required to satisfy applicable certification and other requirements. The Proposed Regulations are proposed to be effective for payments made after December 31, 1997. There can be no assurance that the Proposed Regulations will be adopted or what the provisions will include if and when adopted in temporary or final form. Certain certification and disclosure requirements must be complied with in order to be exempt from withholding under the effectively connected income exemption discussed above.

     A Non-United States Holder of Class A Common Stock that is eligible for a reduced rate of United States tax withholding pursuant to an income tax treaty may obtain a refund of any excess amounts currently withheld by filing an appropriate claim for refund with the Internal Revenue Service.

     Sale or Disposition of Class A Common Stock

     A Non-United States Holder generally will not be subject to United States federal income tax on any gain recognized on the sale or other disposition of Class A Common Stock unless (i) (a) the gain is effectively connected with a trade or business of the Non-United States Holder in the United States or (b) if a tax treaty applies, the gain is attributable to a United States permanent establishment of the Non-United States Holder; (ii) in the case of a Non-United States Holder who is an individual and holds the Class A Common Stock as a capital asset, such holder is present in the United States for 183 or more days in the taxable year of the disposition and either (a) has a "tax home" for United States federal income tax purposes in the United States or (b) has an office or other fixed place of business in the United States to which the gain is attributable; (iii) the Non-United States Holder is subject to tax pursuant to the provisions of United States federal income tax laws applicable to certain United States expatriates; or (iv)(a) the Company is or has been a "U.S. real property holding corporation" for United States federal income tax purposes at any time during the five-year period ending on the date of the disposition, or, if shorter, the period during which the Non-United States Holder held the Class A Common Stock, and (b) assuming that the Class A Common Stock continues to be "regularly traded on an established securities market" for tax purposes, the Non-United States Holder holds, directly or indirectly, at any time during the five-year period ending on the date of disposition, more than 5% of the outstanding Class A Common Stock. The Company believes it is not currently a U.S. Real property holding corporation and does not anticipate becoming such a corporation.

     If an individual Non-United States Holder falls under clause (i) above, such individual generally will be taxed on the net gain derived from a sale under regular graduated United States federal income tax rates. If an individual Non-United States Holder falls under clause (ii) above, such individual generally will be subject to a flat 30% tax on the gain derived from a sale, which may be offset by certain United States capital losses (notwithstanding the fact that such individual is not considered a resident of the United States). Thus, NonUnited States Holders who have spent (or expect to spend) 183 days or more in the United States in the taxable year in which they contemplate a sale of Class A Common Stock are urged to consult their tax advisors as to the tax consequences of such sale.

     If a Non-United States Holder that is a foreign corporation falls under clause (i) above, it generally will be taxed on its net gain under regular graduated United States federal income tax rates. Effectively connected gains realized by a Non-United States corporation may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

     Backup Withholding and Reporting Requirements

     The Company must report annually to the Internal Revenue Service and to each Non-United States Holder the amount of dividends paid to, and the tax withheld with respect to, such holder, regardless of whether any tax was actually withheld. This information may also be made available to the tax authorities in the NonUnited Sates Holder's country of residence.

     Under current law, United States backup withholding (which generally is imposed at a 31% rate) generally will not apply to (i) the payment of dividends paid on Class A Common Stock to a Non-United States Holder at an address outside the United States or (ii) the payment of the proceeds of a sale of Class A Common stock to or through the foreign office of a broker. However, under the Proposed Regulations, dividend payments may be subject to information reporting and backup withholding unless applicable certification requirements are satisfied. In the case of the payment of proceeds from such a sale of Class A common Stock through a foreign office of a broker that is a United States person or a "U.S. related person," however, information reporting (but not backup withholding) is required with respect to the payment unless the broker has documentary evidence in its files that the owner is a Non-United States Holder (and has no actual knowledge to the contrary) and certain other requirements are met or the holder otherwise establishes an exemption. For this purpose, a "U.S. related person" is (i) a "controlled foreign corporation" for United States federal income tax purposes or (ii) a foreign person 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment (or for such part of the period that the broker has been in existence) is derived from activities which are effectively connected with the conduct of a United States trade or business. The payment of the proceeds of a sale of shares of class A Common Stock to or through a United States office of a broker is subject to information reporting and possible backup withholding at a rate of 31% unless the holder certifies, among other things, its non-United States status under penalties or perjury or otherwise establishes an exemption.

     Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules are generally allowable as refund or credit against such Non-United States Holder's United States federal income tax liability, if any, provided that the required information is furnished to the Internal Revenue Service.

Federal Estate Taxes

     Class A Common Stock owned or treated as owned by an individual who is not a citizen or resident of the United States (as defined for United Sates federal estate tax purposes) at the time of death with be included in such individual's gross estate for United States federal estate tax purposes unless an applicable estate tax treaty provides otherwise.

     THE FOREGOING DISCUSSION IS A SUMMARY OF THE PRINCIPAL UNITED STATES FEDERAL INCOME AND ESTATE TAX CONSEQUENCES OF THE RETRACTION TO US HOLDERS AND OF THE OWNERSHIP, SALE OR OTHER DISPOSITION OF CLASS A COMMON STOCK BY NON-UNITED STATES HOLDERS. ACCORDINGLY, INVESTORS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE OWNERSHIP AND DISPOSITION OF CLASS A COMMON STOCK, INCLUDING THE APPLICATION AND EFFECT OF THE LAWS OF ANY STATE, LOCAL FOREIGN OR OTHER TAXING JURISDICTION.


                                 LEGAL MATTERS

     Certain legal matters in connection with the shares of Class A Common Stock offered hereby will be passed upon for the Company by Kenneth Serota, Esq., Vice President Law and Finance of the Company.


                                    EXPERTS

     The consolidated financial statements of Hollinger International Inc. and subsidiaries as of December 31, 1996 and 1995, and for each of the years in the three-year period ended December 31, 1996, incorporated by reference herein from the Company's 1996 Form 10-K, have been incorporated by reference in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants and upon the authority of said firm as experts in accounting and auditing.

NO PERSON HAS BEEN AUTHORIZED TO        ======================================
GIVE ANY INFORMATION OR TO MAKE ANY
REPRESENTATIONS OTHER THAN THOSE
CONTAINED IN THIS PROSPECTUS, AND,
IF GIVEN OR MADE, SUCH INFORMATION
OR REPRESENTATIONS MUST NOT BE           HOLLINGER INTERNATIONAL INC.
RELIED UPON AS HAVING BEEN
AUTHORIZED. THIS PROSPECTUS DOES
NOT CONSTITUTE AN OFFER TO SELL OR             CLASS A COMMON STOCK
THE SOLICITATION OF AN OFFER TO BUY
ANY SECURITIES OTHER THAN THE                   --------------------
SECURITIES TO WHICH IT RELATES OR
AN OFFER TO SELL OR THE                            PROSPECTUS
SOLICITATION OF AN OFFER TO BUY
SUCH SECURITIES IN ANY                          --------------------
CIRCUMSTANCES IN WHICH SUCH OFFER
OR SOLICITATION IS UNLAWFUL.                    OCTOBER 6, 1997
NEITHER THE DELIVERY OF THIS
PROSPECTUS NOR ANY SALE MADE
HEREUNDER SHALL, UNDER ANY
CIRCUMSTANCES, CREATE ANY
IMPLICATION THAT THERE HAS BEEN NO
CHANGE IN THE AFFAIRS OF THE
COMPANY SINCE THE DATE HEREOF OR
THAT THE INFORMATION CONTAINED
HEREIN IS CORRECT AS OF ANY TIME
SUBSEQUENT TO ITS DATE.                 ======================================

TABLE OF CONTENTS

                                   Page
Available Information..............   2
Incorporation of Certain Documents
 by Reference......................   2
The Company........................   3
Risk Factors.......................   3
Use of Proceeds....................   6
Selling Shareholder................   6
Plan of Distribution...............   6
Certain United States Federal Tax
Consequences To Holders of Class A
Common Stock.......................  10
Legal Matters......................  12
Experts............................  12

=======================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.  Other Expenses of Issuance and Distribution.

     The estimated expenses to be paid by Hollinger Inc., Ontario Limited, Canada Limited and/or the Company in connection with the distribution of the securities being registered, other than underwriting discounts and commissions, are as follows:


Securities and Exchange Commission Filing                      $139,209
Fee...................................................
*Legal Fees and Expenses..............................         $100,000
*Printing Expenses....................................          $30,000
*Miscellaneous Expenses...............................             $791
                                                            -----------
               Total                                           $270,000
     --------------------

     *Estimated.


Item 15.  Indemnification of Directors and Officers.

     The Company's Restated Certificate of Incorporation provides that no director of the Company will be personally liable to the Company or any of its stockholders for monetary damages arising from the director's breach of the duty of care as a director, with certain limited exceptions.

     Pursuant to the provisions of Section 145 of the Delaware General Corporation Law, every Delaware corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of any corporation, partnership, joint venture, trust or other enterprise, against any and all expenses, judgments, fines and amounts paid in settlement and reasonably incurred in connection with such action, suit or proceeding. The power to indemnify applies only if such person acted in good faith and in a manner he reasonably believed to be in the best interest, or not opposed to the best interest, of the corporation and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of defense and settlement expenses and to any satisfaction of a judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication or liability unless the court, in its discretion, believes that in light of all the circumstances indemnification should apply.

     To the extent any of the persons referred to in the two immediately preceding paragraphs is successful in the defense of the actions referred to therein, such person is entitled, pursuant to Section 145, to indemnification as described above.

     The Company's Restated Certificate of Incorporation and Amended and Restated Bylaws provide for indemnification to officers and directors of the Company to the fullest extent permitted by the Delaware General Corporation Law.

     The Company maintains a policy of liability insurance which insures its officers and directors against losses resulting from certain wrongful acts committed by them in their capacity as officers and directors of the Company.

Item 16.  Exhibits and Financial Statement Schedules.

     (a) Exhibits. The following exhibits are filed as part of this registration statement:


Exhibit
Number                           Description
4.01     Specimen Certificate evidencing Class A Common Stocks
          (filed as Exhibit 4.1 to Registration Statement on Form S-1 (No. 33-74980))
5.01     Opinion of Kenneth L. Serota, Esq.
23.01    Consent of Kenneth L. Serota, Esq. (included in Exhibit 5.01)
23.02    Consent of KPMG Peat Marwick LLP *
24.01    Powers of Attorney *
99.01    Terms of Retractable Shares *

99.02 Terms of the Series I and Series II Exchangeable Non-Voting Preference Shares

         --------------------

         *  Previously filed.

Item 17.  Undertakings.

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     Provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on October 3, 1997.



HOLLINGER INTERNATIONAL INC.

By:/s/ KENNETH L. SEROTA
     Name: Kenneth L. Serota
     Title: Vice President Law & Finance



     Pursuant to the requirements of the Securities Act of 1933, this to registration statement has been signed by the following persons in the capacities and on the dates indicated.

     Signature                        Title                         Date
     ---------                        -----                         ----

          *                 Chairman of the Board, Chief       October 3, 1997
---------------------
    Conrad M. Black         Executive Officer and Director
                            (Principal Executive Officer)

          *                 President, Chief Operating Officer October 3, 1997
---------------------       and Director
   F. David Radler

          *                 Vice President and Chief Financial October 3, 1997
---------------------       Officer (Principal Financial Officer)
   J. A. Boultbee

          *                 Group Corporate Controller         October 3, 1997
---------------------       (Principal Accounting Officer)
   Frederick A. Creasey

          *                 Director                           October 3, 1997
---------------------
  Barbara Amiel Black

          *                 Director                           October 3, 1997
---------------------
  Dwayne O. Andreas
                            Director
----------------------
    Richard Burt
                            Director
----------------------
  Raymond G. Chambers

          *                 Director                           October 8, 1997
---------------------
   Daniel W. Colson

          *                 Director                           October 3, 1997
---------------------
  Henry A. Kissinger

          *                 Director                           October 3, 1997
---------------------
  Marie-Josee Kravis

                            Directory
----------------------
    Shmuel Meitar

          *                 Director                           October 3, 1997
----------------------
   Richard N. Perle

     Signature                        Title                         Date
     ---------                        -----                         ----

           *                 Director                          October 3, 1997
---------------------
  Robert S. Strauss

                             Directory
---------------------
    Alfred Taubman

           *                 Director                          October 3, 1997
---------------------
  James R. Thompson

           *                 Director                         October 3, 1997
---------------------
    Lord Weidenfeld

                             Director
---------------------
   Leslie H. Wexner


*  By:   /s/ KENNETH L. SEROTA
                Kennth L. Serota

***

                                 EXHIBIT INDEX


Exhibit
Number                            Description

4.01     Specimen Certificate evidencing Class A Common Stocks (filed as
         Exhibit 4.1 to Registration Statement on Form S-1 (No. 33-74980))
5.01     Opinion of Kenneth L. Serota, Esq.
23.01    Consent of Kenneth L. Serota, Esq. (included in Exhibit 5.01)
23.02    Consent of KPMG Peat Marwick LLP *
24.01    Powers of Attorney *
99.01    Terms of Retractable Shares *

99.02 Terms of the Series I and Series II Exchangeable Non-Voting Preference Shares


--------------------

* Previously filed.